Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Geeknet, Inc. on Form S-8 to be filed with the Commission on or about January 3, 2011 of our Independent Registered Public Accounting Firm’s Report dated February 25, 2010, with respect to our audits of the consolidated financial statements of Geeknet, Inc. as of December 31, 2009 and 2008, and for the years ended December 31, 2009, July 31, 2008, July 31, 2007 and five months ended December 31, 2008, and with respect to our audit of the effectiveness of internal control over financial reporting as of December 31, 2009, which are in its Form 10-K for the year ended December 31, 2009.

/s/ Stonefield Josephson, Inc.
San Francisco, California
January 3, 2011